NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE American LLC ('NYSE American' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of the common stock ('Common Stock') of FTE Networks, Inc. (the 'Company') from listing and registration on the Exchange at the opening of business on June 1, 2020, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision pursuant to Section 1003(f)(iii) of the NYSE American Company Guide ("the Guide") because the Company or its management engaged in operations that, in the opinion of the Exchange, are contrary to the public interest. Pursuant to Section 1009(a)(ii) of the Guide, the Exchange may immediately suspend trading in any security, and make application to the SEC to delist the security if doing so is necessary and appropriate for the protection of investors. The Exchange, on December 17, 2019, determined that the Common Stock of the Company should be suspended immediately from trading, and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by phone and by letter on December 17, 2019. The Company had a right to appeal the determination to delist the Common Stock by a Committee of the Board of Directors of the Exchange (the "Panel"), provided that it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. On December 24, 2019, the Exchange received notice from the Company to request a hearing before the Panel. The hearing was held on February 13, 2020. On March 9, 2020, the Panel issued a decision that affirmed the determination of the Exchange to delist the Common Stock. On March 24, 2020 the Company requested that the full Committee for Review (the "Committee") hear an appeal of the Panel's determination. On May 7, 2020 the Committee held a hearing to consider the Company's appeal and unanimously determined to affirm the Panel's Opinion. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.